FOR BETTER LIVING, INC.


                          PERFORMANCE SHARE PLAN

                   As Amended and in Effect, May 9, 1990




     1.  The  Purpose  of  the  Plan  is  to  provide  a  continuing   incentive
compensation program for key executives of the Company and its subsidiaries to achieve increased profit.

     2. Participants shall be key employees selected by the Board or a committee of the Board and may include members of the Board or consultants to the Company; provided that in the case of directors or consultants who are not also full-time employees of the Company or a subsidiary, the maximum number of performance share units that may be awarded to any one such individual in any one year shall be one thousand. With respect to participation by directors or consultants, the terms "employee" and "full-time employee" as used herein shall be construed to mean "director" or "consultant" and the term "employment" shall be construed to mean service as a director or consultant, as the case may be. An individual whose term of office as a director terminates but who continues to serve the Company as a consultant will be deemed to have continued as an "employee" of the Company for purposes of this Plan if such continuance is expressly approved by the Board.

     3. Performance Shares may be awarded annually by the Board. The number of performance share units awarded to a participant shall be determined by the Board on the basis of such criteria as the Board deems appropriate from time to time, including the grant of fully vested performance share units in lieu of cash salary payments to participants who are willing to accept such units in place of up to 50% of their base compensation. Initially, in the case of employees having direct profit responsibility, the number of performance share units shall be determined by dividing the participant's bonus under the Executive Bonus Plan for the year in question by the book value of the Company's common stock at the end of such year. The award date of a performance share unit shall be deemed to be the last day of the fiscal year for which it was awarded.

     4. Vesting of performance share units awarded to a participant shall occur at the rate of 20% per year so long as the participant continues as a full-time employee of the Company or one of its subsidiaries. Thus, one-fifth of each award to a participant shall vest on the first anniversary of the award date if the participant continues as an employee, an additional one-fifth shall vest on the second anniversary

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

of the award date if the participant then continues as an employee, and so forth. In the case of (i) death, (ii) retirement at 65, (iii) disability deemed serious and permanent by the Board, or (iv) early retirement with the approval of the Board, all performance share units then held by the participant shall become vested. No amount shall ever be payable with respect to a performance share unit that is not vested.

     5. Maturity Date of a performance share unit shall be the fifth anniversary of its award date, unless (i) a different maturity date is fixed by the Board at the time of award or (ii) the maturity date is extended, or (iii) the participant shall cease to be a full-time employee of the company or one of its subsidiaries, in which case the maturity date of his performance shares shall be the last day of the fiscal year preceding the date of termination of such employment.

     6. Payment at Maturity of a vested performance share unit shall be made in cash within seventy-five days after its maturity date or the event which fixes its maturity date, if later, in an amount equal to (i) the excess of book value at the maturity date over book value at the award date of one share of common stock of the Company, plus (ii) the amount of cash dividends and the cash value of any property distributions between the award date and the maturity date on one share of common stock of the Company. Computation of such amount shall be based on one share of common stock existing at the award date with appropriate adjustments for any stock dividends, stock splits, recapitalizations or like transactions occurring prior to the maturity date. "Book value" shall mean the net amount of Common Shareholders Equity, per share. "Common Shareholders Equity" shall mean the par value of common stock outstanding plus paid-in capital plus retained earnings less common stock in treasury as stated in the audited financial statements included in the Company's annual report to shareholders.

     7. Beneficiaries may be designated by a participant to receive payment in the event of the participant's death, and any such designation may be changed during the participant's lifetime. Any designation or change therein shall be made by written notice to the Company. If the participant be married, the spouse of the participant must join in or consent to such notice unless such spouse is designated to receive as beneficiary at least one-half of all payments. Except as provided in this paragraph, the rights of a participant under the plan shall not be assignable or transferable in any manner whatsoever during the lifetime of the participant.

     8. The Board of Directors of the Company shall administer the plan, make all determinations required or

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

appropriate thereunder, modify, amend or supplement the plan from time to time as it sees fit. The Board may delegate some or all of its functions or powers under the plan to a committee the Board.

     9. Termination of the plan and all performance share units theretofore awarded may be ordered by the Board in the event of liquidation of the Company, sale of all or substantially all the assets of the Company, or a merger of the Company with or into another entity having net assets greater than those of the Company. In such case, all performance share units shall be deemed vested as of the date of such event and their maturity date shall be the last day of the fiscal quarter next preceding such event.

     10. Extension of Maturity of a performance share unit may be made, with the approval of the Board, by written election of the participant delivered to the Board at least thirteen months prior to the maturity date then in effect. The new maturity date designated by such election shall be an anniversary of the award date and shall be at least one year later than the former maturity date. In no event will the Board approve of an election by the participant for the extension of the maturity date beyond three years of the original maturity date.

     11. Participants may surrender fully vested performance share units, solely for the purpose of purchasing common stock from the Company at the market price of such stock then prevailing, upon the terms and conditions set forth below.

     12. The amount which shall be credited against the purchase price of common stock, upon surrender of a vested performance share unit, shall be the amount which would have been the Maturity Value of such unit computed as if the most recent anniversary of its award date had been the Maturity Date of the unit. Such amount shall be applied to payment of the purchase price of shares of common stock of the Company which are concurrently purchased from the Company at a price equal to the mean of the bid and asked prices of the Company's common stock as quoted in the over-the-counter market on the ten business days before the date of purchase.

     13. The number of shares purchased shall not exceed the number of units which surrendered for the purchase of such shares. If the total purchase price of such shares exceeds the amount credited, the remainder of the purchase price may be paid in cash by the participant, or the number of shares of stock purchased may be reduced. If the total purchase price is less than the amount credited, the difference shall be adjusted by cash payment.




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

     14. A participant may borrow from the company an amount reasonably necessary to pay the Federal and State income tax liability incurred by such participant upon surrender of units for credit against purchase of common stock as provided in the foregoing paragraphs. The amount so borrowed shall not bear interest. At the election of the Company the amount so borrowed may be paid directly to the taxing authorities, in whole or in part, in connection with tax withholding payments or otherwise. The amount so borrowed shall be due and payable by the participant on the date which would have been the Maturity Date of the last to mature of the performance share units which were surrendered in the transaction for which the borrowing was incurred. The amount so borrowed shall be secured by a pledge of all the shares purchased in such transaction, and the share certificates representing such shares shall be retained in pledge by the Company until the borrowing is repaid in full. The participant shall execute a note and pledge agreement, evidencing such borrowing and pledge, in such form as the Company shall reasonably specify. The Company may require execution of such documents and retention of the share certificates at the time the shares are purchased, and as a condition thereto, unless the participant presents evidence reasonably satisfactory to the Company showing that he will pay his income tax liability without recourse to borrowing from the Company as permitted by this paragraph.

     15. The number of units eligible for surrender shall not exceed, at any time, 10% of the number of shares of common stock of the Company then outstanding. If the total number of vested performance share units outstanding at any time exceeds said 10% ceiling, then the number of such units eligible for surrender shall be reduced proportionately, and such reduction shall be applied pro-rata to the number of vested units held by each participant.

     16. Participants who are directors or officers (including general managers) of the Company or one of its subsidiaries shall not surrender performance share units for purchase of common stock except during the time periods beginning on the third business day following the date of release for publication of the financial data contemplated by paragraph (e) (1) (ii) of Rule 16b-3 of the Securities Exchange Act of 1934, and ending on the twelfth business day following such date of release; provided that in each such case the ten business days used for purposes of determining the purchase price of such shares shall be the ten days from such third to such twelfth day, inclusive.




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

     17. Compliance with securities law requirements, State and Federal shall be a condition precedent to any obligation of the Company to issue or sell shares of its common stock pursuant to this plan.
















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


                                    APPENDIX

                                       TO

                             FOR BETTER LIVING, INC.
                             PERFORMANCE SHARE PLAN

                                TABLE OF CONTENTS

ARTICLE I                                                                  Page

             DEFINITIONS..........................................           1

  1.1        Definitions .........................................           1
  1.2        Accounting Terms ....................................           3

ARTICLE II
             APPLICATION OF APPENDIX .............................           4

  2.1        Election ............................................           4

ARTICLE III
             CREDIT ..............................................           5

  3.1        Crediting of Account ................................           5
  3.2        Investment Equivalent ...............................           6

ARTICLE IV
             PAYMENT OF BENEFIT ..................................           9

  4.1        Methods and Time of Payment .........................           9
  4.2        Adjustment of Payments in Case of Hardship ..........          10

ARTICLE V
             BENEFITS UPON DEATH..................................          12

  5.1        Designation of Beneficiary ..........................          12
  5.2        Rights of Heirs at Law ..............................          12

ARTICLE VI
             ADMINISTRATIVE PROVISIONS............................          13

  6.1        Duties and Powers ...................................          13
  6.2        Effect of Company Action ............................          14
  6.3        Delegation of Routine Duties ........................          15
  6.4        Inspection of Records ...............................          15
  6.5        Information .........................................          15
  6.6        Employment of Outside Advisors ......................          16




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


                                                                           Page

ARTICLE VII

             AMENDMENT AND TERMINATION ...........................          16

  7.1        Amendments ..........................................          16
  7.2        Discontinuance of Plan ..............................          17

ARTICLE VIII

             MISCELLANEOUS .......................................          18

  8.1        Limitation on Participants' Rights ..................          18
  8.2        Receipt or Release ..................................          18
  8.3        California Law Governs ..............................          19
  8.4        Headings Not Part of Agreement ......................          19
  8.5        Successors and Assigns ..............................          19
  8.6        Forfeiture ..........................................          20
  8.7        Withholding .........................................          20
  8.8        Attorneys' Fees .....................................          20
  8.9        Construction ........................................          21





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


                                   ARTICLE I.

                                   DEFINITIONS

1.1   Definitions.

      Whenever the following terms are used in this Appendix to the Plan they shall have the meaning specified below unless the context clearly indicates to the contrary. These definitions shall not apply to the provisions of the Plan which are not contained in this Appendix.

          a. "Anniversary Date" shall mean the last day of the Plan Year.

          b. "Beneficiary" shall mean the person properly designated by the Participant, in accordance with Article V of this Appendix, to receive the benefits provided herein.

          c. "Board of Directors" shall mean the Board of Directors of For Better Living, Inc.

          d. "Committee" shall mean the committee appointed by the Board of Directors to administer this Plan pursuant to Article VI of this Appendix. The Committee may be comprised of Employees who may be Participants.


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

          e. "Company" shall mean For Better Living, Inc., its subsidiaries and successors.

          f. "Computation Period" shall mean the Company's fiscal quarter.

          g. "Credits" shall mean the sum of the value of all performance share units and Investment Equivalents credited (or debited) to a Participant.

          h.  "Employee"   shall  mean  any  regular  employee  or  director  or
      consultant of the Company.

          1. "Investment Equivalent" shall be determined by the Committee pursuant to Article III of this Appendix.

          j.   "Investment   Options"  shall  mean  the  options   available  to
      Participants pursuant to Article III of this Appendix.

          k. "Investment Return" for each Computation Period shall mean the hypothetical return on each Investment Option as calculated by the Committee pursuant to Article III of this Appendix. An Investment Return may be positive or negative for any Computation Period.



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

          1. "Maturity Date" shall mean the date or dates set forth in Section 5 of the Plan.

          m. "Net Worth" shall mean the net stockholders equity of the Company.

          n. "Participant" shall mean any person who was or is awarded any performance share units under the Plan. A Participant shall cease to be a Participant upon receipt of all benefits previously accrued.

          0. "Plan" shall mean the For Better  Living,  Inc.  Performance  Share
      Plan.

          p. "Plan Year" shall mean the Company's fiscal year.

1.2   Accounting Terms.

      To the extent an accounting term of art is not defined herein, its meaning shall be determined according to generally accepted accounting principles.





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


                                   ARTICLE II.

                             APPLICATION OF APPENDIX



2.1   Election.

      Each Participant in the Plan shall elect, prior to each Maturity Date, whether or not this Appendix shall apply to the performance shares (or a portion thereof) for which such Maturity Date is to occur. Such election shall be permitted for each Participant prior to each Maturity Date. Such election shall specify the portion of such performance shares for which this Appendix shall apply, expressed as a percentage, a dollar amount or in such other manner as the Committee permits. If a Participant elects that this Appendix applies to all or a portion of the performance shares for which such Maturity Date shall occur, and the Participant remains an Employee on such Maturity Date, then his benefits in the Plan relating to the specified portion of such performance shares shall be determined and paid according to this Appendix. If a Participant elects that this Appendix does not apply to all or a portion of the performance shares for which such Maturity Date is to occur, or fails to make an election prior to such Maturity Date, or is no longer an Employee on such Maturity Date, then his benefits in the Plan relating to all or the appropriate portion of such performance shares shall be determined and paid according to the terms of the Plan without regard to this Appendix.


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


      Each Participant for whom this Appendix applies shall elect, with respect to the performance shares for which this Appendix applies:

          a. The timing and form of payment of benefits pursuant to Section 4.1 of this Appendix;

          b. The Beneficiary designated pursuant to Section 5.1 of this Appendix; and

          c. The Investment Option(s) desired.

The elections specified in items (a) and (c) above shall be made separately for each award of performance shares for which the Maturity Date is to occur.



                                  ARTICLE III.

                                     CREDIT

3.1   Crediting of Account.

      As of each Maturity Date, each Participant for whom this Appendix applies shall be credited with the value of the performance share units for which he elects this Appendix shall apply, determined as of such Maturity Date in accordance with Section 6 of the Plan. Such amounts shall be credited to the appropriate Investment Option(s) according to the Participant's election.



3.2   Investment Equivalent.

      On the last day of each Computation Period, each Participant who has Credits shall be credited (or debited) with the appropriate Investment Equivalent. The Investment Equivalent shall be calculated separately for each Investment Option under which each Participant has Credits by multiplying (i) the Participant's monthly average Credits for the Computation Period for the Investment Option, times (ii) the Investment Return for the Computation Period for the Investment Option. A Participant's monthly average Credits for an Investment Option for any Computation Period shall be calculated by the Committee according to uniform procedures.



3.3   Investment Options and Investment Returns.

      There shall be at least the three Investment Options described below. The Investment Return for each such Investment Option shall be determined by the Committee according to the methods described below. The Committee may add additional Investment Options by adopting written rules which describe the method of determining the Investment Return on such Investment Options. The three initial Investment Options and the applicable methods of determining the Investment Returns are as follows:

          a. Income Fund. The Investment Return on this Investment Option is calculated as if the Credits under this Investment Option were paid interest at the prime rate or stated reference rate established by the lead bank of the Company (as determined by the Committee) as of the last day of the Computation Period.

          b. FBLI Equity Fund. The Investment Return on this Investment Option is calculated as if the Credits under this Investment Option were invested in common stock of the Company, purchased at the Net Worth per share, and credited (or debited) with the primary income (loss) per common share during the Computation Period.

          c. Life Insurance Fund. Amounts for which Participants elect the Life Insurance Fund are not credited with an Investment Return. Instead, such amounts are used to purchase split-dollar, single-premium life insurance policies. The election of the Participant of the Life Insurance Fund is subject to the terms and conditions specified by the life insurance company which issues the policies under the Fund. The Company is entitled to the proceeds of the policy to the extent of the Credits invested in the Life Insurance Fund, which amounts shall continue to be credited to the Participant under this Plan. The Participant specifies the beneficiary for any benefits in excess of the Company's entitlement.

      Each Participant may designate the Investment Option(s) of his choice by so electing on the form prescribed by the Committee. Elections shall be in ten percent (10%) increments. Each Participant may change Investment Options once per year, at the time and upon such notice as is required by the Committee. The removal of Credits from the Life Insurance Fund shall be subject to the restrictions established by the Committee and any insurance company which issues the life insurance policies purchased under such fund.

      Notwithstanding any election to the contrary, when payments relating to the performance units of a Participant relating to a particular Maturity Date commence, any Credits relating to the performance units which had the same Maturity Date and which are not invested in the Life Insurance Fund shall be deemed to be invested in the Income Fund. Furthermore, upon a Participant's termination of employment, any Credits not invested in the Life Insurance Fund shall be deemed to be invested in the Income Fund.

     Except for Credits for which the Life Insurance Fund is elected, the Company has no obligation to invest any

Credits in any particular matter. All amounts under the Plan (including the Company's share of Credits invested in the Life Insurance Fund) are subject to the creditors of the Company; the Participants and Beneficiaries shall have no rights superior to those of the unsecured creditors of the Company.



                                   ARTICLE IV.

                               PAYMENT OF BENEFIT



4.1   Methods and Time of Payment.

      In making each election pursuant to Section 2.1 of this Appendix, a Participant shall elect, in writing, a method of payment of the Credits relating to the performance shares for which such election is made. There shall be a separate elect ion for the performance shares relating to each Maturity Date. Such election shall specify the timing and form of payment of such Credits, as follows:

          a. Timing: A Participant may chose that payments Commence as of (i) termination of employment (including but not limited to death, retirement, early retirement, resignation and discharge) or (ii) a specified number of years from the date of the election, provided that if a Participant's employment terminates before such specified number of years, then payments shall commence as of termination of employment, regardless of the Participant's election.

          b. Form: A Participant may elect that benefit  payments be made either
      (i) as a single lump sum on the date payments commence or (ii) over the period of years specified by the Participant, starting on the date payments commence. If a Participant elects payment over a period of years, he may elect that all remaining payments to his Beneficiary be made in a lump sum upon his death.

      A Participant may, after his election, request of the Committee that his benefits be paid at a different time or in a different form. The Participant's request shall not be binding upon the Committee, but the Committee shall, in its sole discretion, have the power to pay benefits according to the timing and form requested by the Participant, after giving consideration to the financial ability of the Company to pay benefits according to such request.



4.2   Adjustment of Payments in Case of Hardship.

      While it is the primary purpose of the Plan to provide funds for the years after Participants are no longer able to render active service to the Company, it is recognized that in some circumstances it would be in the best interests of

Participants to permit a lump sum payment or accelerated payments to be made to them. Accordingly, the Committee, in its sole discretion, may, upon written request of a Participant, make a lump sum payment to a Participant or Beneficiary and/or accelerate the payment of part or all of the amounts such Participant or Beneficiary is entitled to receive under Article IV or Article V of this Appendix to take account of and ameliorate a financial hardship occasioned by accident, illness, disability or similar misfortune or change of circumstance affecting him or any of his dependents. If the Participant requesting a distribution upon hardship is a member of the Committee, he shall not participate in the decision of the Committee concerning such withdrawals. The amount of any such lump sum payment and/or accelerated amount shall not exceed the lesser of

          (a) the amount necessary to take account of and ameliorate such misfortune or change of circumstance, or

          (b) the entire amount of such Participant's Credits.

      The remaining portion of such Participant's Credits, if any, shall be distributed according to the election made pursuant to Section 4.1 of this Appendix prior to the adjustment under this section or according to the provisions of Article V or Article VI of this Appendix. This section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustment under this section had been made.



                                   ARTICLE V.

                               BENEFITS UPON DEATH



5.1   Designation of Beneficiary.

      Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder, including his estate, and to direct payment thereto of the amounts credited to him, such designation or redesignation being made in writing on a form provided by the Company, to become effective upon delivery to the Committee. Notwithstanding the above, if a married Participant designates a Beneficiary other than the Participant's spouse, the Committee may require the spouse to consent to the selection of such Beneficiary.



5.2   Rights of Heirs at Law.

      If a deceased Participant shall have failed to designate any Beneficiary under Section 5.1 of this Appendix, the amounts credited to him shall be paid promptly after the appropriate Anniversary Date to the participant's estate, in a lump sum.


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


                                   ARTICLE VI.

                            ADMINISTRATIVE PROVISIONS

6.1   Duties and Powers.

 The Committee shall conduct the general administration of the Plan in accordance with the Plan and shall retain all the necessary power and authority to carry out that function. Among such necessary powers and duties are the following:

          a. To construe, interpret and administer the Plan;

          b. To make allocations and determinations required by the Plan;

          c. To compute and certify to the Company the amount and kind of benefits payable to Employees;

          d. To authorize all disbursements by the Company pursuant to the Plan;

          e. To determine the necessity for and the amount of any hardship adjustment pursuant to Section 4.2 of this Appendix;


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


          f. To maintain all the necessary records for the administration of the Plan;

          g. To prepare and submit such reports as shall be required by the Board of Directors from time to time;

          h. To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

          i. To establish a procedure for notifying, in writing, any Participant or Beneficiary whose claim for benefits under the Plan is denied, stating the specific reasons for such denial, and for providing any such Participant or Beneficiary a reasonable opportunity for a full and fair review by the Committee of such denial.


6.2   Effect of Company Action.

      All actions taken and all determinations made by the Committee or the Company in good faith shall be final and binding upon all Participants, the Company, the Committee and any persons interested in the Plan.








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


6.3   Delegation of Routine Duties.

      The Committee may delegate the authority to perform ministerial duties in connection with the administration of the Plan. Such authority shall include that necessary to perform the record keeping and notification functions of the Committee; provided, however, that such authority shall not be construed to include the exercise of discretionary powers which are vested solely in the Committee.



6.4   Inspection of Records.

      Copies of the Plan, records reflecting a Participant's individual Credits, and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by him or his duly authorized representatives at the office of the Committee at any reasonable business hour.



6.5   Information.

      To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Employees, their employment, their retirement, death, or the




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


cause for termination of employment, and such other pertinent facts as the Committee may require.



6.6   Employment of Outside Advisors.

      The Committee may consult with legal counsel (who may be counsel for the Company), accountants, consultants, physicians, or other persons and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such advisors.



                               ARTICLE VII.

                         AMENDMENT AND TERMINATION



7.1   Amendments.

      The Company shall have the right to amend this Plan or Appendix in whole or in part from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this section shall cancel or affect in any way amounts previously credited to any Participant. Furthermore, should any action be taken under this section to change the method by which any Investment Returns are determined, the Participants, as of the date of such action, must be allowed to change the investment of the amounts credited to them as of the date of such action to the Income Fund. The Plan may not be amended to reduce the


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


Investment Return on the Income Fund for the amounts credited to Participants as of the date of such action. Any amendments to this Plan shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be amended in the manner and at the time therein set forth, and all Participants shall be bound thereby.



7.2   Discontinuance of Plan.

      In the event that the Company decides to discontinue and terminate the Plan, it shall notify the Committee of its action in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be terminated at the time therein set forth, and all Participants shall be bound thereby; provided, however, that no action under this section shall cancel or affect in any way Credits of any Participant, except that the Company in its sole discretion may elect to immediately commence to pay benefits to all Participants according to the form of benefit payments previously elected by such Participants.









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


                                  ARTICLE VIII.

                                  MISCELLANEOUS



8.1   Limitation on Participants' Rights.

      Participation in this Plan shall not give any Participant the right to be retained in the Company's employ. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein. This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or any fiduciary relationship. No funds or assets of the Company shall be set aside or otherwise segregated to satisfy the obligations created hereunder. The right of a Participant or Beneficiary to receive payments pursuant to the Plan shall be no greater than the right of any unsecured creditor of the Company.



8.2   Receipt or Release.

      Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.




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


8.3   California Law Governs.

      This Plan shall be construed, administered and governed in all respects under and by the laws of the State of California. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.



8.4   Headings Not Part of Agreement.

      Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.



8.5   Successors and Assigns.

      This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the accounts of a Participant shall not be assignable, transferable or subject to be taken in execution by levy, attachment or garnishment. Any purported transfer, assignment, encumbrance or attachment shall be void.








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


8.6   Forfeiture.

      Any payment or distribution to a Participant or Beneficiary under the Plan shall be deemed made when mailed by normal first class mail to the last known mailing address of the Participant or Beneficiary. Any Company check used to make a payment pursuant to this Plan which is not cashed within three years shall be cancelled and the Company shall have no further obligation to the Participant or Beneficiary. Neither the Committee nor the Company shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.



8.7   Withholding.

      The Company shall deduct from the amount of all distributions under the Plan any taxes required to be withheld by the federal or any state or local government.



8.8   Attorneys' Fees.

      Should any dispute arise under this Plan and resort to legal services be required, the prevailing party shall be entitled to all costs and legal fees from the other party.








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


8.9   Construction.

      Wherever the context so requires, words in the masculine include the feminine and in the feminine include the masculine.

      IN WITNESS WHEREOF, the Company has caused this APPENDIX to the FOR BETTER LIVING, INC. PERFORMANCE SHARE PLAN to be executed by its duly authorized officers and the corporate seal to be hereunto affixed effective this _____ day of _________________, 1987.



                                    FOR BETTER LIVING, INC.



                                    By: ______________________________

                                    Attest: __________________________










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